Exhibit 5.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

June 2, 2006

Rhapsody Acquisition Corp.

10 East 53rd Street, 35th Floor

New York, New York 10022

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Rhapsody Acquisition Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 4,500,000 Units, with each Unit consisting of one share of the Company’s common stock (4,500,000 shares), par value $.0001 per share (the “Common Stock”), and warrants (4,500,000 warrants) (“Warrants”) to purchase one share of the Company’s Common Stock (4,500,000 Shares) to EarlyBirdCapital, Inc., the underwriter (the “Underwriter”), (ii) up to 675,000 Units (the “Over-Allotment Units”) representing 675,000 shares of Common Stock and 675,000 Warrants (to purchase 675,000 shares of Common Stock), which the Underwriter will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 450,000 Units (the “Purchase Option Units”) representing 450,000 shares of Common Stock and 450,000 Warrants (to purchase 450,000 shares of Common Stock), which the Underwriter will have the right to purchase (“Purchase Option”) for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units. In addition, the Registration Statement relates to the re-sale by certain individuals (the “Insiders”) of an aggregate of (A) 1,136,334 Warrants (to purchase 1,136,334 shares of Common Stock) (“Insider Warrants”) and (B) all shares of Common Stock issuable upon exercise of the Insider Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriter, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. The shares of Common Stock issuable upon exercise of the Insider Warrants to be sold to the Insiders, when issued and sold in accordance with and in the manner described in the Subscription Agreements between the Company and such purchasers, and the Insider Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

3. Each of the Purchase Option, the Insider Warrants and Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller